UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2009

INTELLON CORPORATION

(Exact Name of Registrant as Specified in its charter)

Delaware	333-144520	59-2744155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5955 T.G. Lee Boulevard, Suite 600, Orlando, FL	32822
(Address of Principal Executive Offices)	(Zip Code)

(407) 428-2800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 18, 2009, Intellon Corporation (the “Company”) and CA-The Concourse Limited Partnership (the “Landlord”) entered into a Third Amendment (the “Amendment”) of that certain office lease agreement between the Company and the Landlord dated December 16, 2003, as amended, for leased facilities in San Jose, California (the “Lease”). The Company currently maintains a sales office in the leased facilities.

The Amendment extends the term of the Lease for one (1) year, from March 31, 2009 through March 31, 2010. The Company also has one option to extend the Lease term for an additional period of one (1) year; provided that the Company is not in default under the Lease. In addition, the Amendment reduces the area leased from approximately 4,300 square feet to 2,824 square feet.

The annual base rental rate under the Lease is $24.84 per square foot per year, or an aggregate of $70,148.16 per year. In addition to the base rental, the Company is required to pay the Company’s pro rata share of the amount, if any, by which taxes and certain customary operating expenses of the building each year exceed such taxes and expenses for the “base year,” as such term is defined in the Amendment.

Except as modified by the Amendment, all terms and conditions of the Lease remain the same.

The foregoing is a summary of certain material provisions of the Amendment and is qualified in its entirety by reference to the full text of the Amendment and the Lease, which are set forth as Exhibits 10.1 and 10.2 to this report. Exhibits 10.1 and 10.2 are incorporated herein by reference and constitute a part of this report.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Third Amendment between Intellon Corporation and CA-The Concourse Limited Partnership, dated March 18, 2009

10.2	Office Lease Agreement between Intellon Corporation and CA-The Concourse Limited Partnership, dated as of December 16, 2003, as amended (Incorporated by reference to the identical document filed as an exhibit to the registrant’s Registration Statement on Form S-1, as amended (Registration Statement No. 333-144520))

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLON CORPORATION

By:	/s/ Brian T. McGee
Name:	Brian T. McGee
Title:	Senior Vice President and Chief Financial Officer

Date: March 23, 2009